Exhibit 99.1

Intellicheck Mobilisa CEO Dr. Nelson Ludlow and Senior Vice President

Bonnie Ludlow to Retire from Company on September 30

Company to Host Conference Call on September 23, 2014 at 1:00 PM ET/10:00 AM PT

PORT TOWNSEND, WA – September 22, 2014 – Intellicheck Mobilisa, Inc. (NYSE MKT:IDN), a global leader in identity solutions and wireless security systems, announced that CEO Dr. Nelson Ludlow and Senior Vice President Bonnie Ludlow are retiring from Intellicheck Mobilisa effective September 30, 2014. Dr. Bill Roof, currently serving as Chief Operating Officer, will assume leadership as President and CEO starting October 1, 2014.

The Ludlows, who founded Mobilisa in March 2001, transitioned to their current positions with Intellicheck Mobilisa in 2008 and have also served as members of the Board of Directors since that time. Dr. Ludlow stepped aside as President and CEO to serve as Chairman of the Board from April 2011 to November 2012, after which he resumed the position of President and CEO.

Dr. Ludlow stated in his retirement letter to the Board, “When I returned as CEO in late 2012, I promised the Board I would work hard for two years to help turn our Company around. I believe I have done that. We have added nearly a dozen new products, most notably using our technology on cell phones. We increased our patent portfolio by about 50 percent, and changed the focus of our wireless work from buoys to growing enterprise wireless. Apple and Google are now selling our barZapp™ product to help reduce underage drinking. We expanded our market to scan Mexican drivers’ licenses, and released the new Fugitive Finder product, which I believe holds great promise. We created a new Software-as-a-Service (SaaS) model that is already providing recurring revenue. Earlier this year, we raised about $6 million from investors to grow our sales and marketing team. We did that, and saw initial results in late Q2, resulting in the largest new bookings in nearly three years.”

He continued, “I am proud of the work we have done and pleased with the results. I have not spent much time contemplating my post-Intellicheck Mobilisa life, apart from assisting the Company. I do plan to do work in neuroscience, likely a combination of academia, research and/or working on a new startup company in that field.

 “I helped recruit a long-time colleague, Dr. Bill Roof, to join our Company as COO. I have known Bill at four different companies, and helped supervise his Ph.D. at the Naval Postgraduate School. He is honest, works hard and understands the business of our Company. I believe he is an excellent choice to lead Intellicheck Mobilisa to the next level.

“As a co-founder of Mobilisa, and jointly the majority shareholder, I will always deeply care about Intellicheck Mobilisa, its shareholders, our employees and our technology that can save lives. I have given my life’s work here for the last 14 years, and I promise to continue to support the management of this Company in any way I can.”

Admiral Michael D. Malone, Chairman of Intellicheck Mobilisa, said, “We are grateful for Nelson’s years of service, leadership and dedication as he guided Intellicheck Mobilisa through a transitional era. During this time, he refocused the Company’s business model, developed new technologies, launched new products and organized the sales force more efficiently across verticals. We are pleased that he will continue to lend his expertise as Strategic Advisor to our Board and Technical Advisor to Bill Roof, focusing on helping the Company develop disruptive technologies and business strategies. We are also fortunate that Bonnie Ludlow, who was a co-founder of Mobilisa with Nelson, will provide her insights to advise the Company on increasing its business with the military and government markets.”

Dr. Roof added, “Nelson has been an incredible mentor to me, both in my prior and current positions at Intellicheck Mobilisa. Under Nelson’s leadership, the Company has made incredible progress. Although I will miss Nelson’s day-to-day involvement and interaction, I am ready to take over the helm from him and lead the Company to many future successes.”

Intellicheck Mobilisa will be hosting a conference call on September 23, 2014 at 1:00 pm ET/10:00 am PT to discuss the change in management. To listen to the conference call, please dial 877-407-8037. For callers outside the U.S., please dial 201-689-8037. For those unable to participate in the live conference, a recording will be available for 48 hours after the call. The rebroadcast can be accessed by dialing 877-660-6853 and 201-612-7415 for international callers. The conference replay ID is 13591620.

The conference call will also be simultaneously webcast, and can be accessed at: http://www.investorcalendar.com/IC/CEPage.asp?ID=173226. The webcast will be available for 14 days following the conference call.

About Intellicheck Mobilisa

Intellicheck Mobilisa is a leading technology company providing wireless technology and identity systems for various applications, including mobile and handheld access control and security systems for the government, military and commercial markets. Products include the Defense ID system, an advanced ID card access control product currently protecting military bases and secure federal locations; ID Check, a patented technology that instantly reads, analyzes, and verifies encoded data in magnetic stripes and barcodes on government-issued IDs, designed to improve the Customer Experience for the financial, hospitality and retail sectors; barZapp™, an ID-checking mobile app that allows a user’s smartphone to check an ID card. For more information on Intellicheck Mobilisa, please visit www.icmobile.com.

Safe Harbor Statement

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. When used in this press release, words such as “will,” “believe,” “expect,” “anticipate,” “encouraged,” and similar expressions, as they relate to the company or its management, as well as assumptions made by and information currently available to the company’s management identify forward-looking statements. Actual results may differ materially from the information presented here. Additional information concerning forward-looking statements is contained under the heading of risk factors listed from time to time in the company’s filings with the SEC. We do not assume any obligation to update the forward-looking information.

Contact:

Dian Griesel Int'l.
Investor Relations:
Cheryl Schneider, 212-825-3210
or
Media Relations:
Enrique Briz, 212-825-3210